EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of January 01, 2004, by and between DynEco Corporation ("DYCO"), of 564 International Place, Rockledge, Florida, 32955 and Thomas C. Edwards ("Edwards"), of 1426 Gleneagles Way, Rockledge, Florida, 32955.

         A. DYCO is engaged in the business of Research and Design of air compressors and hydrogen circulators. Edwards will primarily perform the job duties at the following location: 564 International Place, Rockledge, Florida.

         B. DYCO desires to have the services of Edwards.

         C. Edwards is willing to be employed by DYCO. Therefore, the parties agree as follows:

1. EMPLOYMENT. DYCO shall employ Edwards as Chief Technical Officer and Chief Executive Officer. Edwards accepts and agrees to such employment.

2. BEST EFFORTS OF EMPLOYEE. Edwards agrees to perform to the best of Edwards's ability, experience, and talents in the business of and technical field of positive displacement compressors, in addition to the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of DYCO. Such duties shall be provided at such place(s) as the needs, business, or opportunities of DYCO may require from time to time. Herein the term "compressor(s)" means positive displacement fluid-moving devices.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Edwards under this Agreement, DYCO will pay Edwards an annual salary of $60,000.00 in 2004, $70,000 in 2005, $80,000 IN 2006, $90,000 IN 2007 AND
$100,000 IN 2008 and negotiable thereafter and payable in accordance with DYCO's usual payroll procedures. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Edwards shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Edwards has not yet been paid. Accrued vacation will be paid in accordance with state law and DYCO's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

4. EXPENSE REIMBURSEMENT. DYCO will reimburse Edwards for "out-of-pocket" expenses incurred by Edwards in accordance with DYCO's policies in effect from time to time.

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5. EMPLOYEE INSURANCE. DYCO will pay Edwards' medical, dental and supplemental insurance in accordance with DYCO's existing policies.

6. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Edwards shall provide DYCO with all information, suggestions, and recommendations FOR the term of the this agreement regarding DYCO's compressor business, of which Edwards has knowledge that will be of benefit to DYCO.

7. CONFIDENTIALITY. Edwards recognizes that DYCO has and will have information regarding the following:

         - compressor inventions

         - products

         - product design

         - processes

         - technical matters

         - trade secrets

and other vital information items (collectively, "Information") which are valuable, special and unique assets of DYCO. Edwards agrees that Edwards will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of DYCO. Edwards will protect the Information and treat it as strictly confidential. A violation by Edwards of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

8. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a Five Years period after the termination of Edwards's employment. During such Five Years period, neither party shall make or permit the making of any public announcement or statement of any kind that Edwards was formerly employed by or connected with DYCO.

9. NON-COMPETE AGREEMENT. Edwards recognizes that the various items of Information are special and unique assets of the company and need to be protected from improper disclosure. In consideration of the disclosure of the Information to Edwards, Edwards agrees and covenants that for a period of Five Years following the termination of this Agreement, whether such termination is voluntary or involuntary, Edwards will not directly or indirectly engage in any business competitive with DYCO. Directly or indirectly engaging in any competitive compressor business including: (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such compressor business, (iii) becoming interested directly or indirectly in any such compressor business, or (iv) soliciting any customer of DYCO for the benefit of a third party that is engaged in such compressor business.

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10. TERM/TERMINATION. Edwards's employment under this Agreement shall be for
Five Years, beginning on January 01, 2004. This Agreement and Edwards' employment by DYCO may be terminated by DYCO, upon written notice to Edwards, in the event (a) Edwards is convicted of a felony, (b) of the death of Edwards, (c) of Edwards' improper or personal use of DYCO's assets, (d) of the commission of acts of fraud, dishonesty, malfeasance, criminal activity, wrongful conduct, breach of fiduciary duty Edwards against the Company or its affiliates, or in connection with the performance of his duties hereunder; and (e) of Edwards' willful failure or refusal to comply with the provisions of this Agreement, or his failure to perform his duties and obligations under this Agreement in any material respect following written notice of such failure or refusal and Employee's failure to cure same within 30 days following Edwards' receipt of such notice. Termination of this Agreement shall not affect Edwards' entitlement to any compensation due to Edwards up to the date of termination. Termination of this Agreement or Edwards' employment hereunder shall not, in and of itself, affect the validity or continued effectiveness of a certain Exclusive Patent and Know-How License Agreement dated effective January 1, 2004.

11. TERMINATION FOR DISABILITY. DYCO shall have the option to terminate this Agreement, if Edwards becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. DYCO shall exercise this option by giving 180 days written notice to Edwards.

12. COMPLIANCE WITH EMPLOYER'S RULES. Edwards agrees to comply with all of the rules and regulations of DYCO.

13. RETURN OF PROPERTY. Upon termination of this Agreement, Edwards shall deliver to DYCO all property which is DYCO's property or related to DYCO's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Edwards's possession or under Edwards's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Edwards.

14. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

DynEco Corporation
564 International Place
Rockledge, Florida 32955

Employee:

Thomas C. Edwards
1426 Gleneagles Way
Rockledge, Florida 32955

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

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15. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

16. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

17. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

18. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

19. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.


EMPLOYER:
DynEco Corporation

By: ____________________________        Date:  ______________________
    G.R. Shell
    Director


AGREED TO AND ACCEPTED.

EMPLOYEE:



________________________________        Date:  ______________________
Thomas C. Edwards


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